UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Intersections Inc. (the "Company") announced that its Board of Directors has appointed Johan Roets as Chief Executive Officer effective January 10, 2017. Michael Stanfield will assume the role of Chairman and Founder and will continue to serve as the Chairman of the Board of Directors.

Mr. Stanfield founded CreditComm, the predecessor to the Company, in May 1996, and has served as Chief Executive Officer and Chairman of the Board since its initial public offering.  Mr. Roets had served as Chief Operating Officer of the Company and President, Identity Guard, since September 2014 and as a director of the Company since May 2016.  Mr. Roets previously served from June 2009 to March 2014 as Head of Personal and Business Banking with Industrial and Commercial Bank of China (Argentina) (formerly known as Standard Bank Argentina), after previously serving at the Director level within the Standard Bank Group's retail banking division in a number of roles. Prior to joining Standard Bank, Africa's largest banking group, Mr. Roets founded the IQ Business Group, a business process outsourcing company in South Africa. Mr. Roets began his career with Arthur Andersen & Company and moved through the ranks to later make National Partner in the firm before his departure in 1998.  There are no arrangements or understandings between Mr. Roets and any other person pursuant to which he was appointed Chief Executive Officer.

In connection with these changes, the Company entered into amended and restated employment agreements with both Mr. Roets and Mr. Stanfield effective January 10, 2017, which supersede and replace the previous employment agreements between the Company and each of Mr. Roets and Mr. Stanfield.

The amended and restated employment agreement with Mr. Roets includes the following modifications to his previous employment agreement:

•	Provides for Mr. Roets to be Chief Executive Officer and a member of the Board of the Directors
•	Provides for a base salary at an annual rate of $750,000
•
Provides for a grant of (a) 35,000 time-based restricted stock units that shall cliff vest in January 2019 and (b) 150,000 time-based restricted stock units that shall cliff vest in January 2020, subject to acceleration under certain circumstances similar to his award of restricted stock units in May 2016

•
Increases his severance to 2.0 times his base salary (3.5 times his base salary if termination occurs upon, or within 12 months following, a change in control), plus a pro-rated cash bonus for the year of termination if terminated between July 1st and December 31st of such year

•	Modifies the definition of "good reason"

The amended and restated employment agreement with Mr. Stanfield provides for Mr. Stanfield to assume the role of Chairman and Founder and continue to serve as the Chairman of the Board of Directors, which agreement has a term ending January 31, 2019. Mr. Stanfield's agreement also provides for severance to include a pro-rated cash bonus for the year of termination if terminated between July 1st and December 31st of such year.  In addition, Mr. Stanfield was granted the 133,332 time-based restricted stock units to which he was entitled to and which were previously approved by the Board of Directors in May 2016.  These restricted stock units shall cliff vest in January 2019, subject to acceleration under certain circumstances.

Except as described above, the provisions in the amended and restated employment agreements are substantially the same as under Mr. Roets and Mr. Stanfield's respective previous employment agreements. The foregoing summaries of the amended and restated employment agreements are qualified in their entirety by reference to the respective employment agreements which are attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference.

To the extent not otherwise provided herein, biographical information for Mr. Roets and Mr. Stanfield required for this Item 5.02 is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which disclosures are hereby incorporated by reference into this Item 5.02. The information for Mr. Roets and Mr. Stanfield concerning compensation, material plans and other disclosures required by this Item 5.02 is set forth in the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission (the "SEC") on April 20, 2016.  To the extent that any information called for in this Item 5.02 is not determined or is unavailable at the time of this filing, the Company will file an amendment to this filing containing such information within four business days after the information is determined or becomes available.

Further details regarding the above can be found in a copy of the press release filed herewith as Exhibit 99.1.

Item 9.01.                          Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of January 10, 2017 between the Company and Johannes Jurgens Roets

10.2	Amended and Restated Employment Agreement dated as of January 10, 2017 between the Company and Michael R. Stanfield

99.1	Press release dated January 10, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 10, 2017

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald L. Barden
Title:	Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of January 10, 2017 between the Company and Johannes Jurgens Roets

10.2	Amended and Restated Employment Agreement dated as of January 10, 2017 between the Company and Michael R. Stanfield

99.1	Press release dated January 10, 2017